EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 29th July 1997 ("the Effective Date") BETWEEN

(1)  GAME-TEK UK LIMITED whose registered office is situate at

     ("the Employer") and


(2)  KELLY GALVIN SUMNER residing at "Chimneys" 27 Oatlands Close

     Weybridge Surrey KT13 9EE ("the Employee").

                              W I T N E S S E T H:

     WHEREAS the Employer desires to confirm the employment of the Employee as an executive officer of the Employer which commenced on the 29th July 1997, and to that end the Employer and the Employee desire to enter into this Agreement. However, the date of the commencement of the Employee's period of continuous employment is the 16th April 1993. This is because previous employment with the Employer from the 16th April 1993 to the date hereof counts as part of the Employee's period of continuous employment with the Employer.

     NOW THEREFORE in consideration of the premises and of the mutual promises and covenants contained herein, the Employer and the Employee hereby agree as follows:

     1. Duties. Commencing on the 29th July 1997 Employer hereby employs the Employee as the President/Managing Director of the Employer to perform such executive duties as are consistent with the office of President/Managing Director and in such other senior executive capacity as the Employer may from time to time reasonably require including service as an executive officer and/or director of one or more of any associated company of the Employer which is for the time being a subsidiary or a holding company of the Employer or a subsidiary (other than the Employer) of the holding company of the Employer. "Subsidiary" and "holding company" in this context having the same meanings as in Section 736 of the Companies

Act 1985 (as amended). The Employer agrees that during the term of this Agreement the Employee's title shall not be changed to any lesser title nor shall his duties and responsibilities be materially diminished without his consent nor shall he be required to live and work outside England except with his consent and except for travelling on business in the proper performance of his duties hereunder. The Employee covenants and agrees to devote, during normal business hours, substantially his entire time, professional efforts and skills collectively to the performance of such duties except insofar as the same are require for the performance of the Consultancy Agreement between Game-Tek Inc. and the Employee dated 24th July 1997 PROVIDED HOWEVER that the Employee shall be permitted to make passive investments in companies or other entities whose business activities are unrelated to and not competitive with the business of the Employer or any associated company as hereinbefore defined so long as such investments do not require any of his business time.

     2.  Compensation/Salary  and  Benefits.  In  consideration  of his services
during  the  Term  (as   hereinafter   defined)  the  Employee   shall  be  paid
compensation/salary and benefits by the Employer as follows:-

          (a) Salary. For all services to be rendered by the Employee to the Employer or any associated companies herein defined including services as an officer and director of the Employer, if asked to serve in such capacities, the Employer agrees to pay to the Employee an annual salary ("the Salary") at the rate of One Hundred Thousand British Pounds Sterling ((pound)100,000) during each year of the Term or part thereof. The Salary shall be reviewed annually and may, but need not be, increased in the sole discretion of the Board of Directors. The Salary shall be paid in fortnightly installments.

          (b) Bonus. The Employer agrees to pay to the Employee an annual bonus ("the Bonus") in respect of each fiscal year of the Employer during the Term in an amount equal to seven and a half per cent (7.5%) of the Net Pre-Tax Profits (as hereinafter defined) of the Employer for each such year or part thereof on a pro rata basis equal to the number of days during each such fiscal year during which the Employee shall be employed by the Employer hereunder if the Employee is employed for less than the entire fiscal year.

     For the purposes of this Agreement "Net Pre-Tax Profits" shall be the net pre-tax profits of the Employer as determined by independent auditors retained by the Employer who shall make such determination in accordance with generally accepted accounting principles (in England and Wales) consistently applied to the Employer from the date of this Agreement and who shall in making such determination of net pre-tax profits for the purposes of this Agreement:-

          (i) deduct from the relevant amount of net profit any gains on sales of assets (other than in the ordinary course of business);

          (ii) add back to net profit any amount paid by the Employer or any associated company as the case may be during such period as a bonus to the Employee or any other of their employees in respect of the prior year's net pre-tax profit.

     The Employee's Bonus shall be paid to him at the same time as other executive employees of the Employer receive their respective bonuses and as soon as practicable following the close of the Employer's fiscal year but in any event no later than three months thereafter.

     3.  Sickness  Subject  to  the  Employee  producing  medical   certificates
satisfactory to the Employer, Salary shall not cease to be payable by reason only of the

Employee's incapacity for work due to sickness or accident during a period not exceeding One Hundred and Twenty (120) consecutive working days in aggregate in any twelve consecutive months (after which period Salary shall be paid only in the absolute discretion of the Employer) but any such Salary shall include any sums which the Employer is obliged to pay to the Employee by way of statutory sick pay. The Employer may reduce the Salary during the Employee's incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Employee would be entitled to claim during such incapacity under the Social Securities Acts (whether or not such benefit is claimed by the Employee).

     4. Pension There is not in force a Contracting Out Certificate under the Pension Schemes Act 1993.

     5. Reimbursement of Expenses: Benefits The Employee shall be reimbursed by the Employer for all reasonable business expenses incurred by him in connection with the discharge by the Employee of his duties hereunder, upon presentation of such documentation substantiating the incurring of such expenses as may be reasonably required by, and in accordance with expense reimbursement policies established by the Employer. The Employee shall be entitled to participate in all employee benefit programmes made available by the Employer to all of its executive officers. In addition, the Employer will meet the cost of a lease car for the Employee up to Five Hundred British Pounds Sterling ((pound)500) per month plus all the expenses of running the same including fuel, vehicle taxation, insurance, repairs and maintenance and will provide for the Employee at the Employer's expense death in service benefit up to an agreed amount and medical insurance cover up to an agreed amount, and the employee shall be entitled to four weeks paid vacation days in each year of the Term, plus one additional paid vacation day for each full year of service to the Company not to exceed five (5) weeks paid vacation in any year, the amount of such vacation to be pro rated in any year of the Term during which the Employee is employed hereunder for less than the entire year. Unused vacation days may not be carried forward to future periods of the Term and will not be compensated.

     6. Term: Termination by Either Party This Agreement shall commence as of 29th July 1997 and PROVIDED THAT three months notice in writing in advance shall have been served by either the Employer or the Employee on the other to terminate this Agreement at 28th July 2000, failing which this Agreement shall continue until terminated by either party in the case of the Employer on six (6) months notice in writing and in the case of the Employee on three months notice in writing unless earlier terminated as provided in Section 7 hereof "the Term").

     7. Termination of Employment

     (a) The Employee's employment hereunder shall terminate upon his death.

     (b) The Employer may terminate the Employee's employment hereunder in the event the Employee shall have been unable for one hundred and twenty (120) or more consecutive working days due to illness, accident other physical or mental incapacity to perform his duties hereunder.

     (c) The Employer may terminate the Employee's employment hereunder for cause which shall mean:

          (i) the Employee having been convicted of any criminal or civil acts prejudicial to the Employer whether or not committed in the course of his employment;

          (ii) wilful misconduct by the Employee in the discharge of his duties hereunder involving the misuse or misappropriation of the Employer's funds or property;

          (iii) the wilful neglect, failure or refusal of the Employee substantially to perform the services lawfully required to be performed by him hereunder (not including any failure resulting from illness, accident or other physical or mental incapacity);

          (iv)  conduct   constituting  a  violation  of  the  law  relating  to
     harassment or discrimination against any person or,

          (v) any other breach by the Employee of a material term of this Agreement if the Employee fails to remedy such breach within fifteen (15) days following the Employee's receipt of written notice and demand to cure such breach.

     (d) The Employee may terminate this Agreement on thirty (30) days written notice if the Employer fails, after written notice and demand to cure any breach of or to perform within thirty (30) days of such notice and demand, any material obligation of the Employer hereunder.

     8. Effect of Termination

     (a) Except as otherwise expressly set forth in this Section 8 and notwithstanding any provision of this Agreement to the contrary:

          (i) the Employee's right to receive the Salary provided for in Section 2 shall cease prospectively upon the effective date of any termination of his employment hereunder ("the Termination Date") except as otherwise herein provided;

          (ii) the Employee shall be paid any unpaid Bonus up to the Termination Date and,

          (iii) any share options which remain unexercised at the Termination Date shall expire.

     (b) Upon the termination of the Employee's employment hereunder pursuant to
Section 7(a) the Employee's estate shall be entitled to receive and the Employer shall pay to such estate, an amount equal to the full Salary provided for in
Section 2(a) for a period of three months from the Termination Date plus the amount of the Bonus that otherwise would have been payable with respect to the fiscal year in which the Employee's employment is terminated ("the Termination Year") multiplied (in the case of the Bonus) by a fraction the numerator of which is the number of days in the Termination Year to and including the Termination Date and the denominator of which is three hundred and sixty-five
(365) plus all other benefits to be provided hereunder. In addition, all share options shall be exercisable by the Employee's estate in accordance with the terms of any Incentive Stock Option Scheme.

     (c) Upon the termination of the Employee's employment hereunder without cause pursuant to Section 7(b):


          (i) the Employee shall be entitled to receive and the Employer shall pay to the Employee an amount equal to his Salary for a period of six months from the Termination Date plus the amount of the Bonus that otherwise would have been payable with respect to the fiscal year of the Employer in which the Termination Date falls, multiplied by a fraction the numerator of which is the sum of days in such year to and including the Termination Date the denominator of which is thee hundred and sixty-five
     (365), less in the case of a termination by reason of the Employee's disability, any amounts received by the Employee in respect of disability insurance maintained by the Employer and,

          (ii) any share options available for exercise by the Employee at the Termination Date under any Incentive Stock Option Scheme shall be exercisable by him within a period of six (6) months from the Termination Date.

     (d) Upon  termination of the Employee's  employment  hereunder  pursuant to
Section 7(c) the Employee shall only be entitled to receive his Salary accrued up to the Termination Date. Any rights the Employee might otherwise have had with respect to any unpaid Bonus shall bc forfeit and all unexercised Share Options shall expire.

     (e) Upon  termination of the Employee's  employment  hereunder  pursuant to
Section 7(d) the Employee may recover any damages occasioned by the Employer's conduct as may be permitted by law but in any event shall receive his Salary until the end of the Term gross of tax so far as permitted by law plus the Bonus which he would otherwise have received until the end of the Term plus the right to exercise all unexercised Share Options plus compensation for the loss of any other benefits to which the Employee is entitled under this Agreement

     9. Change of Control Upon the happening of any Change of Control in the constitution of the Employer which shall bring about a termination of this Agreement the Employee shall be entitled to receive a bonus in addition to any other amounts owing to him hereunder or any other rights and benefits hereunder or at law in an amount equal to six (6) month's salary gross of tax insofar as the law permits payable within thirty (30) days following the event bringing about the Change of Control.

     10. Covenant Relating to Employment and Not to Compete

     (a) The Employee acknowledges that his services are of a particular significance to the Employer that his position with the Employer will give him a close knowledge of its policies and trade secrets and that the Employer is in a creative and competitive business. Accordingly, the Employee hereby covenants that from and after the date hereof until six (6) months after the end of the stated Term or six (6) months from earlier termination whichever shall apply, unless this Agreement shall be terminated by the Employee pursuant to Section 7(d), the Employee shall not be except as provided in this Agreement, directly or indirectly, alone or as a partner, officer, director, consultant, lender, agent or representative of any other entity engage anywhere in England and Wales in any business competitive with the business of the Employer. In the event of any termination or expiration of this Agreement, except in the event of termination by the Employee as aforesaid, the Employee covenants, represents and agrees that for a period of six (6) months after such termination or expiration:

          (i) he shall not, directly or indirectly, either for the Employee's own benefit or for the benefit of any other person, firm or corporation whatsoever, solicit or divert the services of any persons employed by the Employer or any of its subsidiaries or affiliates at any time within six
     (6) months of such termination or expiration and

          (ii) he shall not, directly or indirectly, either for the Employee's own benefit or for the benefit of any other person, firm or corporation whatsoever, do any act or thing to cause or induce any interference with or interruption of any of the relationships of the Employer or any of its subsidiaries or affiliates with any of their licensors, licensees, customers, suppliers, employees and/or consultants then existing or with which such relationship existed at any time within six (6) months of such termination or expiration.

     Notwithstanding the foregoing, such covenant not to compete shall be of no further force or effect if the Employee's employment hereunder is terminated by reason of the Employer's filing for bankruptcy, making an assignment for the benefit of creditors, seeking liquidation, dissolution, re-organisation or other similar relief or having such relief sought against it and ceasing operations and being liquidated as a result thereof. The provisions of this Section 10 and of Section 11 shall survive any termination or expiration of this Agreement.

     11. Disclosure: Return of Employer Data Except as the Employer may otherwise permit or direct in writing or as may be necessary or appropriate to carry out his duties hereunder, the Employee will not disclose, during the Term or thereafter, any confidential information, knowledge or data (other than information, knowledge or data which is or becomes publicly known or part of the public domain (other than as a result of the Employee's breach of any legal or contractual duty of confidentiality owed to the Employer or which is acquired by the Employee from or disclosed to the Employee by a third party not in breach of any legal or contractual duty owed to the Employer concerning the Employer or any of its subsidiaries or affiliates which the Employee may obtain during his employment) except to the extent that such disclosure is required by law or to comply with legal process duly served. At the request of the Employer during the Term or thereafter the Employee will immediately return to the Employer any books, contracts, records, documents, products and other data of the Employer in the Employee's possession including all copies thereof or extracts therefrom.

     12. Notices Any notice under this Agreement may be given personally to the Employee or to the secretary of the Employer (as the case may be) or may be posted to the Employer (for the attention of its secretary) to its registered office for the time being or to the Employee either to the address given above or to his last known address. Any such notice sent by post shall be deemed to be served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post. Any addressee may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 10 for giving notice.

     13. Disciplinary and Grievance Procedure

     (a) There are no disciplinary rules in force in relation to the Employee who is expected at all times to conduct himself in a manner consistent with his senior status.

     (b) If the Employee has a grievance relating to his employment he should first apply to the Chief Executive/President of Take Two Interactive Software Inc. If the matter is not then settled the Employee should write to the Board of Take Two Interactive Software Inc. setting ut full details of the matters. The decision of the Board shall be final. For this purpose "the Board" means the Board of Directors from time to time of Take Two Interactive Software Inc. or any duly authorized committee or member of such Board.

     14. Successors and Assigns Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to charge by either party without the prior written consent of the other having first been obtained. Any attempted or purported assignment without such required consent shall be void and a material breach of this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

     15. Waiver and Amendments No waiver of any of the provisions hereof shall be effective unless in writing and signed by the part to be charged with such waiver. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent or other breach or default, unless expressly so stated in writing. This Agreement shall not be modified or amended except by a further written document signed by the Employee and the Employer.

     16. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representation and understanding, written or oral, among the parties hereto. No termination of this Agreement or any part hereof shall be valid unless in writing and signed by the parties hereof.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with English law and each of the parties hereby submits to the exclusive jurisdiction of the English courts to settle any disputes which may arise out of or in connection with this Agreement.

     18.  Headings.  The headings of the sections in this Agreement are inserted
for   convenience   only  and  shall  not  control  or  affect  the  meaning  or constructions of any of the provisions of this Agreement.

     IN WITNESS whereof the parties hereto have duly executed this Agreement as of the day and year first above written.


/s/ Ryan Brant
-----------------------------------------
Chairman
for and on behalf of Game-Tek UK Limited


/s/ Kelly G. Sumner
-------------------
Kelly Galvin Sumner


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